Exhibit 10.1

INDEPENDENT CONTRACTOR CONSULTANT AGREEMENT

This Independent Contractor Consultant Agreement (“Agreement”) is entered into as of this the 1st day of May 2026 (the “Effective Date”), by and between Michael Beindorff (hereinafter referred to as “Consultant”), and LifeVantage Corporation, a Delaware corporation based in Lehi, Utah of the USA (“LifeVantage”).

1.
Engagement of Services
1.1
Performance of Services. Consultant shall, to the best of his ability, render the services set forth in Exhibit A attached to this Agreement (the “Services”), in a timely and professional manner consistent with industry standards, by the expected dates and/or completion dates set forth in Exhibit A and in accordance with this Agreement. Subject to the foregoing, the manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. LifeVantage shall make its facilities and equipment available to Consultant as reasonably possible and/or necessary in connection with the Services. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without LifeVantage’s prior written or oral consent. For any work performed on LifeVantage’s premises, Consultant shall comply with all security, confidentiality, safety and health policies of LifeVantage. Consultant shall take all necessary precautions to prevent, and shall be responsible for, any injury to any persons (including, without limitation, employees of LifeVantage) or damage to property (including, without limitation, LifeVantage’s property) arising from or relating to Consultant’s performance of the Services or the use by Consultant of any LifeVantage equipment, tools, facility or other property, whether or not such claim is based upon its condition or on the alleged negligence of LifeVantage in permitting its use.
1.2
No Conflict of Interest. Consultant agrees during the term of any Services not to accept work or enter into any agreement or accept any obligation that is inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of Services rendered for LifeVantage. Consultant represents and warrants that, to the best of his knowledge, there is no other existing agreement or duty on Consultant’s part inconsistent with this Agreement, except to the extent any such agreement or duty is identified in writing.
2.
Compensation

As full compensation for any Services performed by Consultant pursuant to this Agreement, LifeVantage shall pay Consultant a fee for such Services rendered as set forth in Exhibit A. Consultant will be reimbursed for reasonable and necessary expenditures made or incurred by Consultant in the course of the performance of Consultant’s Services under this Agreement, including economy airfare for Consultant’s commute between Colorado and Utah, an extended stay accommodation (such as the Town Suites near the corporate office) during the term of this Agreement, and a car rental when Consultant is in Utah to complete the Services during the term of this Agreement. LifeVantage will reimburse Consultant for such expenses regarding which Consultant presents an itemized written account within thirty (30) days after they have been incurred. Upon termination of this Agreement (other than for Consultant’s material breach), Consultant shall be paid fees on a proportional basis for Services performed, up to and including the effective date of such termination.

3.
Independent Contractor Relationship

Other than Consultant serving as a director on the LifeVantage Board of Directors, Consultant’s relationship with LifeVantage shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, agency or employer-employee relationship between the parties. Consultant shall not be entitled to any of the benefits LifeVantage may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. LifeVantage may regularly report amounts paid to Consultant with any applicable tax authorities as required by law. Because Consultant is an independent contractor, LifeVantage shall not withhold or make payments for social insurance nor make any such similar payments that an employer may make for employees such as unemployment insurance or disability insurance contributions or obtain worker’s compensation insurance on Consultant’s (or its employees’ or agents’) behalf. Consultant shall comply with, and agrees to accept exclusive liability for non-compliance with, all applicable local, state and federal laws, rules and regulations, including, without limitation, obligations such as payment of all taxes, social insurance, disability and other contributions based on fees paid to Consultant under this Agreement. Consultant hereby agrees to indemnify, hold harmless and defend LifeVantage against any and all such liability, taxes or contributions, including, without limitation, penalties and interest.

4.
Proprietary Information
4.1
Proprietary Information. Consultant understands that his work for LifeVantage may involve access to confidential, proprietary or trade secret information or materials of LifeVantage (or its affiliates, licensors, suppliers, vendors, clients, distributors, consultants, customers or any other third party to whom LifeVantage owes a duty of confidentiality), in whatever form, tangible or intangible, whether disclosed or provided to Consultant before or after the execution of this Agreement (collectively, “Proprietary Information”). Proprietary Information further includes, without limitation, any trade secrets and know-how, and any:
(a)
information, ideas or materials of a technical or creative nature, such as inventions, improvements, discoveries, developments, techniques, processes, research and development plans and results, reports, drawings, designs, specifications, works of authorship, data, formulas, files, HTML, computer source and object code, patent applications, and other materials and concepts relating to LifeVantage’s business, services, processes or technology;
(b)
information, ideas or materials of a business nature, such as development plans, marketing and sales plans and forecasts, budgets and unpublished financial statements, and other information regarding finances, profits, costs, marketing, purchasing, sales, operations, policies, procedures, personnel, salaries, customers, suppliers and contract terms;
(c)
all personal property, including, without limitation, books, manuals, records, files, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, received by Consultant or prepared for LifeVantage in the course of Consultant’s rendering of Services to LifeVantage, including, without limitation, records and any other materials pertaining to Work Product (as defined below); and
(d)
any other trade secrets, information, ideas or materials of or relating in any way to the past, present, planned or foreseeable business, products, developments, technology or activities of LifeVantage (or its affiliates, employees, licensors, suppliers, vendors, clients, distributors, customers or any other third parties to whom LifeVantage owes a duty of confidentiality).
4.2
Restrictions on Use and Disclosure. Consultant agrees that, during the term of this Agreement and thereafter, he shall (a) hold Proprietary Information in trust and confidence; (b) use Proprietary Information only for the benefit of LifeVantage (and not for the benefit of Consultant or any third party), (c) not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement; (d) reproduce such Proprietary Information only to the extent reasonably required to fulfill Consultant’s obligations hereunder; and (e) not disclose, deliver, provide, disseminate or otherwise make available to any third party, directly or indirectly, any Proprietary Information without first obtaining LifeVantage’s express written consent on a case-by-case basis. Consultant shall take at least the same degree of care that it uses to protect its own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of Proprietary Information.
4.3
Exclusions. The foregoing obligations in Section 4.2 shall not apply to any Proprietary Information to the extent Consultant can prove such Proprietary Information (a) is or has become generally known or available other than by any act or omission of Consultant; (b) was rightfully known by Consultant prior to the time of first disclosure to Consultant; (c) is independently developed by Consultant without the use of Proprietary Information; or (d) is rightfully obtained without restriction from a third party who has the right to make such disclosure and without breach of any duty of confidentiality to LifeVantage. In addition, Consultant may use or disclose Proprietary Information to the extent (i) approved in advance in writing by LifeVantage or (ii) Consultant is legally compelled to disclose such Proprietary Information, provided that Consultant shall use reasonable efforts to give advance notice of such compelled disclosure to LifeVantage, and shall cooperate with LifeVantage in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Proprietary Information.
5.
Intellectual Property
5.1
Work Product. As used in this Agreement, the term “Work Product” shall include, without limitation, all discoveries, ideas, inventions, concepts, developments, know-how, trade secrets, works of authorship, materials, software (source and object code), HTML, writings, drawings, designs, processes, techniques, formulas, data, specifications, technology, patent applications (and contributions thereto), and other creations (and any related improvements or modifications to the foregoing or to any Proprietary Information), whether or not patentable, relating to any activities of LifeVantage that are conceived, created or otherwise developed by or for Consultant (alone or with others), or result from or are suggested by any work performed by or for Consultant (alone or with others), (a) during the period of Consultant’s Consultant arrangement with LifeVantage, whether before or after the execution of this Agreement, and whether or not conceived of, created or otherwise developed during regular business hours, and (b) if based on Proprietary Information, after termination of Consultant’s arrangement with LifeVantage. Except to the extent expressly set forth in this Agreement, Work Product shall include, without limitation, all deliverables and other materials delivered to LifeVantage in connection with this Agreement.
5.2
Assignment. Consultant agrees to disclose promptly in writing to LifeVantage all Work Product. Consultant further agrees that any and all Work

Product shall be the sole and exclusive property and Proprietary Information of LifeVantage. Consultant hereby irrevocably assigns and agrees to assign to LifeVantage all right, title and interest worldwide in and to the Work Product (whether currently existing or conceived, created or otherwise developed later), including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual and proprietary rights related thereto (the “Proprietary Rights”), effective immediately upon the inception, conception, creation or development thereof. The Proprietary Rights shall include, without limitation, all rights, whether existing now or in the future, whether statutory or common law, in any jurisdiction in the world, related to the Work Product, together with all national, foreign and state registrations, applications for registration and all renewals and extensions thereof (including, without limitation, any continuations, continuations-in-part, divisionals, reissues, substitutions and reexaminations); all goodwill associated therewith; and all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and extensions; to sue for all past, present and future infringements or other violations of any rights relating thereto; and to settle and retain proceeds from any such actions). Except as agreed in writing by the parties, Consultant retains no rights to use the Work Product and agrees not to challenge the validity of LifeVantage’s ownership in the Work Product.
5.3
License; Waiver of Rights. To the extent, if any, that any Work Product or Proprietary Rights are not assignable or that Consultant retains any right, title or interest in and to any Work Product or any Proprietary Rights, Consultant (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against LifeVantage with respect to such rights; (b) agrees, at LifeVantage’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants to LifeVantage a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of LifeVantage) all or any portion of such Work Product, in any form or media (now known or later developed). The foregoing license includes, without limitation, the right to make any modifications to such Work Product regardless of the effect of such modifications on the integrity of such Work Product, and to identify Consultant, or not to identify Consultant, as one or more authors of or contributors to such Work Product or any portion thereof, whether or not such Work Product or any portion thereof have been modified. Consultant further irrevocably waives any “moral rights” or other rights with respect to attribution of authorship or integrity of such Work Product that Consultant may have under any applicable law under any legal theory. Consultant hereby waives and quitclaims to LifeVantage any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Work Product or Proprietary Rights assigned and/or licensed hereunder to LifeVantage.
5.4
Assistance. Consultant agrees to cooperate with LifeVantage or its designee(s), both during and after the term of this Agreement, in applying for, obtaining, perfecting, evidencing, sustaining and enforcing LifeVantage’s Proprietary Rights in the Work Product, including, without limitation, executing such written instruments as may be prepared by LifeVantage and doing such other acts as may be necessary in the opinion of LifeVantage to obtain a patent, register a copyright, or otherwise enforce LifeVantage’s rights in such Work Product.
6.
Representations and Warranties
6.1
Consultant Representations and Warranties. Consultant represents, warrants and covenants that: (a) Consultant has the full power and authority to enter into this Agreement and to perform his obligations hereunder, without the need for any consents, approvals or immunities not yet obtained; (b) Consultant’s execution of and performance under this Agreement shall not breach any oral or written agreement with any third party or any obligation owed by Consultant to any third party to keep any information or materials in confidence or in trust; (c) Consultant will strictly comply with the terms and requirements of the U.S. Foreign Corrupt Practices Act or any other applicable anti-corruption and/or anti-bribery law or regulation of the United States or any other country in which Consultant performs Services as directed by LifeVantage; and (d) Consultant will comply with all LifeVantage rules and regulation, policies and procedures associated with the LifeVantage business opportunity and products.
7.
Indemnification
7.1
Indemnity. Consultant shall indemnify and hold harmless, and at LifeVantage’s request defend, LifeVantage and its affiliates, successors and assigns (and its and their officers, directors, employees, sublicensees, customers and agents) from and against any and all claims, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys’ fees and court costs) which arise out of or relate to (a) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by Consultant, including, without limitation, any breach or alleged breach of any representation or warranty of Consultant set forth in Section 6; or (b) any third party claim or threat thereof that the Services and/or Work Product (and the exercise of the rights granted herein with respect thereto) infringe, misappropriate or violate any patent, copyright, trademark, trade secret, publicity, privacy or other rights of any third party, or are defamatory or obscene.
7.2
Notice; Cooperation; Settlement. LifeVantage shall notify Consultant promptly of any claim or liability for which indemnification is sought (“Claim”), provided, however, that the failure to give such notice shall not relieve Consultant of Consultant’s obligations hereunder except to the extent that Consultant was actually and materially prejudiced by such failure. LifeVantage may, at its option and expense, participate and appear on an equal footing with Consultant in the defense of any Claim that is conducted by Consultant as set forth herein. Consultant may not settle any Claim without the prior written approval of LifeVantage, which approval shall not be unreasonably withheld or delayed. From the date of written notice from LifeVantage to Consultant of any such Claim, LifeVantage shall have the right to withhold from any payments due Consultant under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Consultant’s obligations under this Section 7.
8.
Termination
8.1
Term.

This Agreement shall commence on the Effective Date and continue until August 4, 2026, unless otherwise extended by mutual written agreement of the parties.

8.2
Termination for Convenience.

LifeVantage may terminate this Agreement at its convenience, with or without cause, upon 15 days prior written notice to Consultant. Consultant may terminate this Agreement for convenience, with or without cause, upon 15 days written notice to LifeVantage, provided that termination by Consultant pursuant to this Section 8.2 shall not be effective until completion of any specifically defined term and/or LifeVantage’s final acceptance of the Services set forth on Exhibit A, unless otherwise agreed by the parties in writing.

8.3
Termination for Cause.

If either party materially defaults in any of its obligations under this Agreement, the non-defaulting party, at its option shall have the right to terminate this Agreement by written notice unless the defaulting party remedies the default within 10 calendar days after receipt of written notice of such default. LifeVantage may also terminate this Agreement immediately for Consultant’s breach of Sections 4 or 9.

8.4
Effect of Termination.

Upon the effective date of any termination of this Agreement, Consultant shall immediately cease performing any Services under this Agreement. Unless this Agreement has been terminated by LifeVantage for material breach by Consultant, LifeVantage agrees to pay Consultant compensation due for Services actually rendered, in accordance with Section 2, and such amounts shall be in full satisfaction of any obligation or liability of LifeVantage to Consultant for payments due to Consultant under this Agreement. Sections 4, 5, 6, 8.4, 8.5, 9, 10 and 11 shall survive the expiration or termination of this Agreement. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither LifeVantage nor Consultant shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

8.5
Delivery of Materials. Upon any termination of this Agreement or at any time upon LifeVantage’s request, Consultant shall promptly return to LifeVantage any and all Proprietary Information of LifeVantage. Upon any termination, Consultant shall also promptly deliver all Work Product then in progress.
9.
Noninterference

Consultant acknowledges that LifeVantage’s relationships with its employees, agents, suppliers, distributors, customers and vendors are valuable business assets. Accordingly, Consultant agrees that, during the period of this Agreement and for one (1) year thereafter Consultant shall not (for itself or for any third party) divert or attempt to divert from LifeVantage any business, employee, agent, supplier, client, distributor, consultant, customer or vendor, through solicitation or otherwise.

10.
Limitation of Liability

To the extent permitted by applicable law: (a) in no event shall LifeVantage be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if LifeVantage has been advised of the possibility of such damages; and (b) in no event shall LifeVantage’s aggregate liability arising out of or relating to this Agreement (regardless of the form of action giving rise to such liability, whether in contract, tort or otherwise) exceed the fees payable by LifeVantage hereunder.

11.
General Provisions
11.1
Governing Law; Venue.

This Agreement is to be construed in accordance with and governed by the internal laws of Utah in the USA without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Utah to the rights and duties of the parties. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in the courts in Utah County, Utah and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

11.2
Severability.

If the application of any provision of this Agreement to any particular facts or circumstances shall for any reason be held to be invalid, illegal or unenforceable by a court, arbitration panel or other tribunal of competent jurisdiction, then (a) the validity, legality and enforceability of such provision as applied to any other particular facts or circumstances, and the other provisions of this Agreement, shall not in any way be affected or impaired thereby and (b) such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties. If, moreover, any provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

11.3
Assignment.

Consultant acknowledges that LifeVantage has entered into this Agreement on the basis of the particular abilities of Consultant. Accordingly, LifeVantage shall be entitled to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement and any of its rights or obligations of this Agreement, but Consultant shall not and shall not have the right to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of LifeVantage. Except as provided herein, any purported assignment, transfer or delegation by Consultant shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.4
Notices.

Any notice, request, demand, or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (a) when delivered personally; (b) when sent by email with a read receipt acknowledgement, or a written confirmation by recipient; (c) when making three attempts to communicate using an electronic or digital communications channel verifiably used by recipient in previous communications even if acknowledgement is not given; (d) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (e) two (2) business days after deposit with a private industry express courier. All notices shall be sent to the address set forth on the signature page of this Agreement, or to such other address as may be designated by a party, or to the email address on file, or to such electronic or digital communication verifiably used by recipient.

11.5
Legal Fees.

If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorney fees paid or incurred in good faith.

11.6
Equitable Relief.

Consultant recognizes that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of LifeVantage, that LifeVantage would not have entered into this Agreement in the absence of such covenants, and that Consultant’s breach or threatened breach of such covenants shall cause LifeVantage irreparable harm and significant injury, the amount of which shall be extremely difficult to estimate and ascertain, thus, making any remedy at law or in damages inadequate. Therefore, Consultant agrees that LifeVantage shall be entitled, without the necessity of posting of any bond or security, to the issuance of injunctive relief by any court of competent jurisdiction enjoining any breach or threatened breach of such covenants and for any other relief such court deems appropriate. This right shall be in addition to any other remedy available to LifeVantage at law or in equity.

11.7
Waiver.

The waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

11.8
Construction.

This Agreement has been negotiated by the parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against either party.

11.9
Captions and Section Headings.

The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

11.10
Counterparts.

This Agreement may be executed (including, without limitation, by electronic signature or by email) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

11.11
Nature of Rights.

The rights granted to LifeVantage hereunder are rights in “intellectual property” within the scope of Section 101 of the United States Bankruptcy Code (the “Code”). LifeVantage shall have the rights set forth herein with respect to the Work Product when and as developed or created. In addition, LifeVantage, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the Code, including, without limitation, under Section 365(n) or its successors. In the event of a case under the Code involving Consultant, LifeVantage shall have the right to obtain (and Consultant or any trustee for Consultant or its assets shall, at LifeVantage’s written request, deliver to LifeVantage) a copy of all embodiments (including, without limitation, any work in progress) of any intellectual property rights granted hereunder, including, without limitation, embodiments of any Work Product or any other intellectual property necessary or desirable for LifeVantage to use or exploit any Work Product or to exercise its rights hereunder. In addition, Consultant shall take all steps reasonably requested by LifeVantage to perfect, exercise and enforce its rights hereunder, including, without limitation, filings in the U.S. Copyright Office and U.S. Patent and Trademark Office, and under the U.S. Uniform Commercial Code.

11.12
Entire Agreement; Amendment.

This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom. No modification of or amendment to this Agreement shall be effective unless in writing and signed by each of the parties.

Signatures on the Next Page

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LifeVantage Corporation Michael Beindorff (Consultant)

By: /s/ Raymond b. Greer By:/s/ Michael Beindorff

Name: Raymond B. Greer Name: Michael Beindorff

Title: Chairman of the Board

Address: 3300 N. Triumph Blvd., Suite 700 Address: 5959 S. Ogden Ct.

Lehi, Utah 84043 Greenwood Village, CO 80121

Exhibit A

Services

Services to be Provided by Independent Contractor Consultant

•
Serve as Interim CEO LifeVantage, reporting to the Board of Directors, including providing services around all responsibilities, duties, and obligations of the LifeVantage CEO position

•
Such other consulting and advisory services as reasonably requested by LifeVantage

Compensation and Billing

Consultant will be paid for the Services a flat fee of US$45,833 per month and pro-rated accordingly through the term of the Agreement outlined in Section 8.1 in the event the Agreement expires or terminates on a date other than the end of the month. The foregoing compensation is inclusive of taxes and social security contributions due in any country wherein Consultant may reside and for which taxes and social contributions are exclusively the sole responsibility of the Consultant. Such monthly fee is the only payment to Consultant and Consultant shall be solely responsible for any vehicle, daily transportation and/or health insurance costs that Consultant may determine are needed for himself to fulfill the Services.

Term

This Agreement is for a period of 3 months beginning on May 1, 2026, and ending on August 4, 2026, unless terminated earlier or extended further by either party in writing in accordance with this Agreement.

General

Except to the extent, if any, otherwise expressly set forth in this Exhibit A, this Exhibit A and the Services provided herein are governed by the terms of the Independent Contractor Consultant Agreement, between LifeVantage and Consultant, dated May 1, 2026.

LifeVantage Corporation Michael Beindorff (Consultant)

_/s/ Raymond B Greer _/s/ Michael Beindorff___________

Name: Raymond B. Greer Name: Michael Beindorff

Title: Chairman of Board

A-1